TENTH SUPPLEMENTAL INDENTURE

TENTH SUPPLEMENTAL INDENTURE, dated as of September 30, 2009, among Canwest Media Inc. (“CMI”), the guarantors listed on the signature page hereto (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”).

WHEREAS, CMI, as successor to 3815668 Canada Inc., the Guarantors and the Trustee are parties to that certain indenture dated as of November 18, 2004 (as amended and supplemented to the date hereof, the “Indenture”);

WHEREAS, Section 8.02 of the Indenture permits CMI and any Guarantor, when authorized by a Board Resolution of each of them, and the Trustee to modify or supplement the Indenture and the 8.0% Senior Subordinated Notes due 2012 (the “Notes”) issued thereunder with the written consent of the Holders of not less than a majority in aggregate principal amount of such outstanding notes;

WHEREAS, CMI distributed a consent solicitation statement (the “Consent Solicitation Statement”), dated September 24, 2009, to obtain the valid and unrevoked consents from Holders representing not less than a majority in aggregate principal amount of the Notes as of September 23, 2009 (the “Majority Consents”) to amend Sections 1.01, 5.01, 6.01, 6.02, 11.10 and Exhibit F of the Indenture and to add a new Section 4.29 and a new Exhibit H to the Indenture (together, the “Consent Solicitation”);

WHEREAS, on September 29, 2009, the Trustee received evidence from Global Bondholder Services Corporation, as Information and Tabulation Agent for the Consent Solicitation, of the validly submitted and unrevoked Majority Consents;

WHEREAS, CMI and the Trustee desire to give effect to the Majority Consents and amend Sections 1.01, 5.01, 6.01, 6.02, 11.10 and Exhibit F of the Indenture and to add a new Section 4.29 and a new Exhibit H to the Indenture in the manner described in the Consent Solicitation Statement;

WHEREAS, the Boards of Directors of CMI and each of the Guarantors have authorized this Tenth Supplemental Indenture; and

WHEREAS, all things necessary to make this Tenth Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done.

NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I
AMENDMENTS

Section 1.1	The definition of “Asset Sale” under Section 1.01 of the Indenture is hereby amended by:

(a)	removing the word “and” at the end of clause (7) of such definition;

(b)	replacing the period at the end of clause (8) of such definition with “and”; and

(c)	adding the following new clause (9) to this definition:

“the Ten Sale.”

Section 1.2	The definition of “Permitted Indebtedness” under Section 1.01 of the Indenture is hereby amended by:

(a)	removing the word “and” at the end of clause (k) of such definition;

(b)	replacing the period at the end of clause (l) of such definition with “; and”; and

(c)	adding the following new clause (m) to this definition:

“(m) Indebtedness under the CMIH Unsecured Note and the CMIH Secured Note, including guarantees in respect thereof.”

Section 1.3	The definition of “Permitted Lien” under Section 1.01 of the Indenture is hereby amended by:

(a)	removing the word “and” at the end of clause (y) of such definition; and

(b)	adding the following new clause (y.1) to this definition:

“(m) Liens securing Indebtedness under the CMIH Secured Note, including guarantees in respect thereof, which Indebtedness is incurred pursuant to clause (m) of the definition of “Permitted Indebtedness; and”

Section 1.4	The following new definitions are added to Section 1.01 of the Indenture in the appropriate alphabetical order:

““CMIH” means Canwest Mediaworks Ireland Holdings, a corporation incorporated under the laws of the Republic of Ireland.

“CMIH Secured Note” means a secured promissory note in a principal amount equal to the Canadian dollar equivalent of the amounts paid pursuant to Section 4.29(i) of the Indenture issued by the Issuer to CMIH, as may be amended, restated, supplemented or otherwise modified from time to time and as the same may be assigned to CanWest or its Subsidiaries or Affiliates, or otherwise assigned pursuant to the terms of the Use of Cash Collateral and Consent Agreement.

“CMIH Unsecured Note” means an unsecured promissory note in a principal amount equal to the Canadian dollar equivalent of the amount deposited with the Trustee pursuant to Section 4.29(ii) of the Indenture issued by the Issuer to CMIH, as may be amended, restated, supplemented or otherwise modified from time to time and as the same may be assigned to CanWest or Subsidiaries or Affiliates.

“TEN Sale” means the sale of shares of the Capital Stock of TEN Networks Holdings Limited by CMIH.

“Use of Cash Collateral and Consent Agreement” means the use of cash collateral and consent agreement, dated September 23, 2009, as amended, supplemented, restated or otherwise modified from time to time, among, inter alia, the Issuer, CanWest, Canwest Television Limited Partnership and certain Holders of the Notes that directly or indirectly own or control more than 50% of the aggregate principal amount of the Notes (those Holders are collectively referred to herein as the “Consenting Noteholders”).”

Section 1.5	A new Section 4.29 is hereby added to the Indenture and shall state:

“The Issuer shall direct that the proceeds, net of any transaction expenses and underwriting commissions, from the TEN Sale shall be applied as follows:

(i)
CMIH shall loan approximately C$190 million (the actual amount of the secured interest bearing promissory note will be determined by reference to the Bank of Canada’s noon buying rate for U.S. dollars in effect on the date of the loan) to the Issuer, as evidenced by a secured interest bearing promissory note, the proceeds of which loan shall be applied as follows: (x) to pay U.S.$93,958,973.68 (plus accrued interest to the date of the loan) to the holders of the 12% senior secured notes issued by the Issuer and Canwest Television Limited Partnership (“CTLP”) pursuant to the Note Purchase Agreement dated May 20, 2009, as amended, restated, replaced or otherwise modified from time to time; and (y) to pay C$85 million to the Issuer to fund general liquidity and operating costs of the Issuer and CTLP; and

(ii)
CMIH shall loan the balance of such net proceeds to the Issuer, as evidenced by an unsecured promissory note, and such balance will be deposited with the Trustee in a cash collateral account pursuant to the Cash Deposit Agreement between the Issuer and the Trustee substantially in the form of Exhibit H hereto.”

Section 1.6	Section 5.01 of the Indenture is hereby amended by adding the following language as a new paragraph to follow at the end of Section 5.01:

“Notwithstanding the foregoing, (a) the TEN Sale shall not be subject to the provisions of this Section 5.01; and (b) the Issuer or any Guarantor may consolidate, amalgamate or merge with or into any direct or indirect Wholly Owned Subsidiary of the Issuer, so long as the Issuer or such Guarantor, as the case may be, is the continuing Person, or the Person formed by such consolidation or amalgamation or into which the Issuer or such Guarantor, as the case may be, is merged.”

Section 1.7	Section 6.01 of the Indenture and the related provisions with respect to the Events of Default set forth in the Notes are hereby amended by:

(a)	replacing the period at the end of clause (8) with a semi-colon; and

(b)	adding the following new clauses (9) and (10) to the first paragraph thereof:

“(9)  failure by the Issuer to direct the application of the proceeds, net of any transaction expenses and underwriting commission, from the TEN Sale in accordance with Section 4.29 hereof; or
(10)  if there is an “Event of Default” under the Use of Cash Collateral and Consent Agreement declared by the requisite number of Consenting Noteholders (as such term is defined in the Use of Cash Collateral and Consent Agreement).”

Section 1.8
Section 6.02 of the Indenture is hereby amended by deleting the words “… upon the first to occur of an acceleration under the CMI Credit Facility or five business days after receipt by the Issuer and the representative under the CMI Credit Facility of a notice of acceleration …” from such Section.

Section 1.9
Section 11.10 of the Indenture is hereby amended by adding a paragraph letter “(a)” prior to the beginning of the first paragraph, a paragraph letter “(b)” prior to the beginning of the second paragraph and adding the following as a paragraph (c) to Section 11.10:

“(c) Upon a payment or a distribution under the Guarantee of any Guarantor under or in respect of the Notes, such Guarantor shall be subrogated to the rights of the Holders to receive payments or distributions of cash, property and securities applicable to the Notes in respect of any obligations guaranteed hereby; provided, that the right of such Guarantor to receive payments or distributions of cash, property and securities applicable to the Notes shall be hereby expressly made subordinate and subject in right of payment to the prior indefeasible payment in full in cash of all principal, premium, if any, and interest on the Notes or such amount that may be due under the Notes after the Notes have been compromised; provided, further, that the foregoing subordination of such Guarantor to the Holders of the Notes shall no longer apply once all of the Notes have been cancelled.”

Section 1.10
Exhibit F of the Indenture and the Guarantees of each Guarantor granted pursuant to the Notes are hereby amended by deleting the following sentence contained in the third paragraph thereof: “Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Noteholders in respect of any obligations guaranteed hereby until such time as the Indebtedness of the Issuer evidenced by the Notes shall have been paid in full”, and replacing the same with the following sentence:

“Upon a payment or a distribution under the Guarantee of any Guarantor under or in respect of the Notes, such Guarantor shall be subrogated to the rights of the Holders to receive payments or distributions of cash, property and securities applicable to the Notes in respect of any obligations guaranteed hereby; provided, that the right of such Guarantor to receive payments or distributions of cash, property and securities applicable to the Notes shall be hereby expressly made subordinate and subject in right of payment to the prior indefeasible payment in full in cash of all principal, premium, if any, and interest on the Notes or such amount that may be due under the Notes after the Notes have been compromised; provided, further, that the foregoing subordination of such Guarantor to the Holders of the Notes shall no longer apply once all of the Notes have been cancelled.”

Section 1.11
A new Exhibit H is hereby added to the Indenture, which shall contain the form of the Cash Deposit Agreement between CMI and the Trustee, substantially in the form of Exhibit A to this Supplemental Indenture.

ARTICLE II
COVENANTS

Section 2.1
CMI and the Trustee shall enter into a Cash Deposit Agreement substantially in the form of Exhibit A to this Supplemental Indenture in anticipation of the deposit of proceeds of the loan described in Section 4.29(ii) of the Indenture as amended by this Supplemental Indenture.

ARTICLE III
OTHER PROVISIONS

Section 3.1	All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 3.2
THIS TENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS TENTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE GUARANTEES.

Section 3.3
All agreements of CMI and any Guarantor in this Tenth Supplemental Indenture shall bind their respective successors.  All agreements of the Trustee in this Tenth Supplemental Indenture shall bind its successors.

Section 3.4	The parties may sign multiple counterparts of this Tenth Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 3.5
The parties to this Tenth Supplemental Indenture have expressly requested that this Tenth Supplemental Indenture and all related notices, amendments and other documents be drafted in the English Language.  Les parties à la présente convention ont expressément exigé que cette convention et tous les avis, modifications et autres documents y afférents soient rédigés en langue anglaise seulement.

Section 3.6	Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

Section 3.7
If any provision of this Tenth Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Tenth Supplemental Indenture or the Indenture by the Trust Indenture Act, the required provision shall control.

Section 3.8
Pursuant to Section 14 of each Global Note, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Tenth Supplemental Indenture.

[Signature page follows]

Exhibit A

Form of Cash Deposit Agreement

CASH DEPOSIT AGREEMENT

CASH DEPOSIT AGREEMENT dated as of September __, 2009, between Canwest Media Inc. (the “Company”), a corporation continued under the laws of Canada, and The Bank of New York Mellon (the “Trustee”).

RECITALS:

1.
The Company, as successor to 3815668 Canada Inc., the guarantors thereunder and the Trustee, as trustee, are parties to that certain indenture, dated as of November 18, 2004 (as amended, modified or supplemented prior to the date hereof, the “Indenture”), pursuant to which the Company issued its 8% Senior Subordinated Notes due 2012 (the “Notes”); and

2.
Canwest Mediaworks Ireland Holdings (“CMIH”), a subsidiary of the Company, has entered into an underwriting agreement to sell the shares of common stock it holds in Ten Network Holdings Limited.  CMIH will use certain of the proceeds generated by the sale of the Ten Shares, net of transaction expenses and underwriting discounts, to fund an unsecured loan to the Company represented by a promissory note, the proceeds of which (the “Cash Amount”) will be deposited by the Company pursuant to this Agreement as security for the payment of amounts due to the Holders under the Notes.

NOW THEREFORE in consideration of the premises and the covenants hereinafter contained it is agreed as follows:

SECTION 1.  Definitions.

(i)  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

(ii)  Unless otherwise defined herein or in the Indenture, capitalized terms used herein that are defined in the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) shall have the meanings assigned to them in the UCC.

SECTION 2.  Deposit of Cash.  The Company hereby agrees to deposit the Cash Amount in a special, segregated and irrevocable cash collateral account in the Trustee’s name, for the benefit of the Holders [Canwest has removed the account information for confidentiality reasons], with the Trustee at its office in New York, New York (the “Account”).  The Company further agrees that so long as any of the Notes remain outstanding, neither the Company nor CMIH shall have any right to withdraw, access, transfer or otherwise dispose of any of the Cash Amount in the Account.

SECTION 3.  Pledge and Assignment.  The Company hereby pledges and assigns and grants to the Trustee for the benefit of the Holders a security interest in all of the Company’s right, title and interest in and to the Account and any and all cash, cash equivalents and investments (and proceeds thereof) held in, credited to or constituting part of or relating to the Account, whether now or hereafter existing or in which the Company now or hereafter acquires an interest (collectively, the “Collateral”).

SECTION 4.  Security for Amounts Due Under the Notes.  This Agreement and the security interest in the Collateral granted hereunder by the Company to the Trustee for the benefit of the Holders secures the payment of all amounts due to the Holders under the Notes and the Indenture, including principal, interest and default interest.

SECTION 5.  Application of Funds by Trustee.  Following an acceleration of the amounts due under the Notes pursuant to Section 6.02 of the Indenture, the Trustee shall withdraw the Cash Amount from the Account and apply it in accordance with the instructions it receives from a majority of the Holders in accordance with Section 6.05 of the Indenture.

SECTION 6.  Duties and Liabilities of the Trustee Generally.

(a)
The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Trustee shall not have any duties or responsibilities except those expressly set forth in this Agreement or be a trustee for or have any fiduciary obligation to any party hereto;

(b)
the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, and the Trustee shall take such action with respect to this Agreement as it shall be directed pursuant to this Agreement, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and as specifically directed by the majority of Holders as permitted by Section 5 of this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustee; and in the absence of gross negligence, willful misconduct or bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee which conform to the requirements of this Agreement;

(c)	the Trustee shall not be liable for any error of judgment made in good faith by an officer or officers of the Trustee, except for its own gross negligence, willful misconduct or bad faith;

(d)	the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction

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of the majority of Holders as permitted by Section 5 of his Agreement and given under this Agreement;

(e)
none of the provisions of this Agreement shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it;

(f)
the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(g)
whenever in the administration of the provisions of this Agreement the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Trustee, be deemed to be conclusively proved and established by a certificate signed by one of the Company’s officers and delivered to the Trustee, and such certificate, in the absence of gross negligence or bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof;

(h)
the Trustee may consult with counsel and the advice subsequently confirmed in writing or opinion of counsel as to matters of law shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel;

(i)
the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent entitlement order, approval or other paper or document;

(j)
the Trustee may execute any of the trusts of powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, Trustees or nominees appointed with due care, and shall not be responsible for any willful misconduct or gross negligence on the part of any agent, attorney, Trustee or nominee so appointed;

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(k)
any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee shall be the successor of the Trustee hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding; and

(l)
neither the Trustee nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Agreement or in connection therewith except to the extent caused by the Trustee's gross negligence, willful misconduct or bad faith.  The parties each (for itself and any person or entity claiming through it) hereby releases, waives, discharges, exculpates and covenants not to sue the Trustee for any action taken or omitted under this Agreement except to the extent caused by the Trustee's gross negligence, willful misconduct or bad faith.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.  Control.  The Trustee, for the benefit of the Holders, shall have sole control with respect to any withdrawal, transfer or disposition of the Cash Amount from the Account.

SECTION 8.  Further Assurances.  The Company agrees that at any time and from time to time, at the expense of the Company, the Company will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Trustee may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

SECTION 9.  Transfers and Other Liens.  The Company agrees that it will not and will not permit CMIH to (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or permit to exist any lien, security interest option or other charge or encumbrance upon or with respect to any of the Collateral except for the security interest under this Agreement.

SECTION 10.  Expenses.  The Company will, upon demand, pay to the Trustee the amount of any and all reasonable and documented expenses, including the reasonable and documented fees and expenses of its counsel, that the Trustee

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may incur in connection with (i) the administration of this Agreement or (ii) the failure by the Company to perform or observe any of the provisions hereof.

SECTION 11.  Amendments. Etc.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Company here from shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 12.  Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing and mailed, faxed or delivered as follows:

if to the Company:

Canwest Media Inc.
3100 Canwest Place
201 Portage Avenue
Winnipeg, MB R3B 3L7, Canada
Attention: Richard Leipsic
Fax Number: (204) 947-9841

with a copy to:

Osler, Hoskin & Harcourt LLP
Box 50
1 First Canadian Place
Toronto, ON M5X 1B8
Attention: Linda Robinson
Fax Number: (416) 862-6666

If to the Trustee:

The Bank of New York Mellon
101 Barclay Street
New York, NY 10286
Attention: David Kerr
Fax Number: (212) 815-5803

All such notices and other communications shall be effective when deposited in the mails or faxed.

SECTION 13.  Continual Security Interest: Assignments under Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the indefeasible payment in full of all amounts due to the Holders under the Notes, (ii) be binding upon the Company, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Trustee and its successors, transferees and assigns.  Upon the indefeasible payment in full of all amounts due to the Holders under the Notes, the

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security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Company.  Upon any such termination, the Trustee will, pursuant to a direction from the Company and at the Company’s expense, return to the Company such of the Collateral as shall not have been applied pursuant to the terms hereof and execute and deliver to the Company such documents as the Company shall reasonably request to evidence such termination.

SECTION 14.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 15. WAIVER OF JURY TRIAL.  AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE CREDIT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF EITHER PARTY.

SECTION 16.  Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

SECTION 17.  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CANWEST MEDIA INC.

By:
Name:
Title:

Signature Page to Cash Deposit
Agreement

ACCEPTED AND AGREED:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

Signature Page to Cash Deposit
Agreement